UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2018

Naked Brand Group Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-37662	99-0369814
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

180 Madison Avenue, Suite 1505, New York, New York, 10016

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 212.851.8050

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as March 26, 2018 (the “Effective Date”), Naked Brand Group Inc. (the “Company”) appointed Juliana L. Daley as its temporary Chief Financial Officer and principal accounting officer.

Ms. Daley, age 30, is a Chartered Professional Accountant (CPA) with over six years of accounting, controller, and financial reporting experience. Since October 2015, Ms. Daley has been providing accounting and financial reporting services, through her position with ACM Management Inc., a provider of financial report and accounting services, to public companies in a variety of industries, both in the United States and Canada. From 2011 until 2015, Ms. Daley was employed at the Company where she worked in the Company’s accounting department, including serving as the Company’s Controller from August 2013 through April 2015.

Ms. Daley’s services to the Company as temporary Chief Financing Officer and principal accounting officer are being provided pursuant to an engagement letter (the “Agreement”), dated March 11, 2018, between the Company and ACM Management Inc. (“ACM”). In addition to the provision of Ms. Daley’s services to act as temporary Chief Financial Officer and principal accounting officer of the Company, the Agreement provides that ACM will, among other things, assist the Company with (i) preparing its regulatory disclosures and filings, including its annual, quarterly and periodic reports filed with the Securities and Exchange Commission, (ii) preparing the Company’s financial statements and records and (iii) coordinating the Company’s annual audits with the Company’s outside audit firm.

As consideration for the provision of the services described in the Agreement, excluding the services provided by Ms. Daley as the Company’s temporary Chief Financial Officer principal accounting officer, the Company has agreed to pay ACM on a monthly retainer basis of CDN $10,000 a month. As consideration for the provision of the services provided by Ms. Daley as the Company’s temporary Chief Financial Officer and principal accounting officer, the Company agreed to pay ACM CDN $5,000 per month.

The term of the Company’s engagement of ACM under the Agreement commenced on March 26, 2018 and will continue until February 28, 2019, provided that Ms. Daley’s service as the Company’s temporary Chief Financial Officer and principal accounting officer will terminate upon completion of the Company’s previously disclosed anticipated business combination with Bendon Limited and Bendon Group Holdings Limited. The Company or ACM may terminate the Agreement immediately for failure of the other party to meet its obligations thereunder.

The Agreement contains customary covenants running during the term of the Agreement and for three years thereafter prohibiting the Company from soliciting ACM’s customers, personnel, employees or independent contractor and from making any disparaging remarks about ACM or any of its affiliates, officers, directors, employees, consultants or advisors. The Agreement also contains provisions relating to protection of the Company’s proprietary, trade secret and confidential information.

The Agreement also includes various other covenants and provisions customary for an agreement of this nature, including certain indemnification obligations and limitations on liability in favor of ACM.

On March 26, 2018, the Company and Ms. Daley entered into an Indemnification Agreement (the “Indemnification Agreement”) pursuant to which, among other things, the Company is required, subject to certain exceptions and satisfaction of the applicable standard of conduct (where applicable) as set forth in the Indemnification Agreement, to indemnify Ms. Daley to the fullest extent permitted by Nevada law against any and all Losses (as defined in the Indemnification Agreement) if Ms. Daley was or is or becomes a party to or participant in, or is threatened to be made a party to or participant in, any Claim (as defined in the Indemnification Agreement) by reason of or arising in part out of any Indemnifiable Event (as defined in the Indemnification Agreement). In addition, subject to certain exceptions and repayment conditions, Ms. Daley shall have the right to advancement by the Company of all indemnifiable expenses actually and reasonably paid or incurred by Ms. Daley in connection with any such Claim.

The foregoing summary of the Agreement and Indemnification Agreement is not intended to be complete and is qualified in its entirety by reference to the Agreement and Indemnification Agreement, copies of which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Engagement Letter between Naked Brand Group Inc. and ACM Management Inc.
10.2	Indemnification Agreement between Naked Brand Group Inc. and Julie Daley.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAKED BRAND GROUP INC.

By: /s/ Carole Hochman
Carole Hochman
Chief Executive Officer

Date: March 27, 2018